Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Dakota Plains Holdings, Inc.

Wayzata, MN

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 23, 2015, relating to the consolidated financial statements of Dakota Plains Holdings, Inc. and subsidiaries, and of our reports dated March 14, 2014, relating to (i) the financial statements of Dakota Petroleum Transport Solutions, LLC, and (ii) the financial statements of DPTS Marketing, LLC, appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, TX

July 8, 2015